For more information, contact:
Anne Vincent
(210) 351-3778 or (210) 748-1740
anne.vincent@sbc.com

SBC Communications Expects Fourth-QuarterReported
Earnings To Include Charges

SAN ANTONIO, Jan. 11, 2005 – SBC Communications Inc. (NYSE: SBC) today said that it expects its fourth-quarter 2004 reported earnings will include charges totaling approximately $250 million, or $0.05 per diluted share, related to previously announced work force reductions and changes to its management pension plan.

        Approximately $150 million of the total are cash charges for severance payments related to the work force reductions. During 2004, SBC had a net reduction in its total work force of more than 6,000, as the company continued to streamline and standardize operations while enhancing service. Approximately half of SBC’s full-year force reduction came in the fourth quarter. SBC said in the fourth quarter that expected work force reductions could exceed 10,000 jobs through the end of 2005.

        Also, in the fourth quarter, SBC amended its management pension plan to use only its traditional service pension formula alternative for future benefit accruals. This change, which required the recognition of unamortized prior service costs associated with its cash balance pension formula alternative, is expected to result in approximately $100 million of non-cash charges.

        These charges are separate from previously announced expected merger integration and accounting costs at Cingular Wireless, of which SBC owns 60 percent.

        SBC’s overall operating results for the quarter will be addressed in its earnings release scheduled for Wednesday, Jan. 26, 2005.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission. SBC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

SBC Communications Inc. is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. SBC holds a 60 percent ownership interest in Cingular Wireless, which serves more than 46 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation’s leading providers of Internet services. SBC companies also now offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.